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                                                                      EXHIBIT 11

SCIENTIFIC-ATLANTA, INC., AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1995
(In Thousands, Except Earnings Per Share)

                                                                    1995               1994            1993
--------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE NUMBER OF
   COMMON SHARES OUTSTANDING                                         76,194            74,986           72,308
   Add - Shares of common stock assumed issued
     upon exercise of options using the "treasury
     stock" method as it applies to the computation
     of primary earnings per share                                    2,098             1,652            2,774
                                                                 ----------        ----------       ----------
NUMBER OF COMMON AND COMMON
   EQUIVALENT SHARES OUTSTANDING                                     78,292            76,638           75,082
   Add - Additional shares of common stock assumed issued
     upon exercise of options using the "treasury stock"
     method as it applies to the computation of fully
     diluted earnings per share                                          92               467              175
                                                                 ----------        ----------       ----------
NUMBER OF SHARES OUTSTANDING
   ASSUMING FULL DILUTION                                            78,384            77,105           75,257
                                                                 ==========        ==========       ==========
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NET EARNINGS FOR PRIMARY
   AND FULLY DILUTED COMPUTATION                                 $   63,540        $   35,022       $   19,974
                                                                 ==========        ==========       ==========
--------------------------------------------------------------------------------------------------------------
EARNINGS PER COMMON SHARE
   AND COMMON EQUIVALENT SHARE (1)
     Primary                                                     $     0.83        $     0.46       $     0.27
     Fully diluted                                               $     0.83        $     0.46       $     0.27
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

(1) In 1995 the dilutive effect of equivalent shares derived from stock options was less than 3 percent and therefore, the equivalent shares were not included in the computation of earnings per share.